Exhibit 10.1

REVISED OFFER LETTER

April 17, 2013

Andre J. Hawaux

7703 N. 124th Street

Omaha, NE 68142

Dear Andre,

I am pleased to confirm our offer of employment for the position of EVP, Finance, Administration and Chief Financial Officer with a start date of June 17, 2013. The details of our offer are as follows:

You will receive a gross annual salary of $750,000 paid biweekly in the amount of $28,846.15.

As our compensation plan is currently structured, your position is one that is eligible to participate in our performance incentive plan. The plan may be amended at any time and payouts are not guaranteed.  Your incentive payout is dependent upon several factors including the results of the Company, your functional area and your individual performance.

There are differing levels of incentive opportunity based upon position.  For the position that has been offered to you, your incentive opportunity will be targeted at 75% with a maximum opportunity of 150% of your eligible earnings.  An exception has been approved for your spring 2014 incentive payout. Your next opportunity for a potential incentive payout will be spring of 2014 and will be calculated on your base salary rate versus 2013 eligible earnings thereby eliminating the first year proration.

Additionally, you will receive a one-time sign-on bonus of $100,000 (net of taxes) to be paid with your first paycheck. This bonus is subject to your review and acceptance of a one year sign-on bonus repayment agreement.

You are eligible to participate in the DICK’S Sporting Goods equity grant program. Your first opportunity to participate in the annual equity grant program will be spring of 2014. Although annually, all equity grants are made at the complete discretion of the Compensation Committee of the Board of Directors, as a point of reference, the 2012 grant value for an EVP was $900,000 – comprised of 60% stock options and 40% restricted stock.

Additionally, we are pleased to offer you a sign-on equity grant consisting of (i) a stock option grant valued in the amount of $1,000,000 that will vest at 25% each year over a four year period, and (ii) a restricted stock grant valued at $1,000,000 that will cliff vest after three years.

You are also eligible to participate in our long-term incentive plan (LTIP). This plan is based on the five year performance of specific Company metrics. You will be rewarded with 19,803 restricted stock shares for the attainment of the goals defined in the plan. The number of shares granted are pro-rated, based on your hire date, from the original plan grant of 21,603 shares (derived from an original grant date value of $1,000,000). Additional plan details will be provided to you during your orientation.

Both your sign-on equity grant and your LTIP grant will be submitted for approval to the Compensation Committee following your hire date.

As a full-time salaried associate, you are eligible to participate in the full range of benefits, including health and welfare plans, medical and dental, life and disability insurances as well as 401K and Non-Qualified Deferred Compensation Plans.

As an Executive Vice President, four weeks’ vacation is granted to you on a yearly basis.  A summary benefits brochure is included with this letter and a more detailed explanation of your benefits will be provided during corporate orientation.

In the event that relocation is required, you are eligible to participate in our relocation program. A copy of the relocation policy is enclosed. In addition to the standard relocation policy, DICK’s will cover up to $50,000, in the event of a loss on sale on your home. (Negative equity is not covered).

This offer is contingent upon a satisfactory background check and your review and acceptance of our Relocation Repayment Agreement, Sign-on Bonus Repayment Agreement, Non-Compete and Insider Trading Agreements.  These documents are enclosed and will need to be executed and forwarded to my attention prior to your start date.

Andre, we believe that you will make an outstanding contribution to our company and that we can offer you a challenging and rewarding career at DICK’S.  I hope you will favorably consider this offer and decide to join us here at DICK’S Sporting Goods.  Please review, sign, and return by end of business on Thursday, April 18, 2013, and feel free to contact me if you have any questions.

Sincerely,

/s/ Kathryn L. Sutter

Kathryn L. Sutter
SVP, Human Resources

/s/ Andre J. Hawaux

Andre J. Hawaux

Date of Acceptance: 4/17/2013